Exhibit 99.1

Enterprise GP Holdings L.P.

P.O. Box 4323

Houston, TX 77210

(713) 381-6812

Enterprise GP Holdings Reports First Quarter 2007 Results

Houston, Texas (Thursday, April 26, 2007) – Enterprise GP Holdings L.P., “Enterprise GP Holdings,” (NYSE: “EPE”) today announced its consolidated financial results for the three months ended March 31, 2007. The partnership reported net income for the first quarter of 2007 of $26.1 million, or $0.29 per unit on a fully diluted basis, compared to $22.4 million, or $0.25 per unit on a fully diluted basis for the first quarter of 2006.

On April 16, 2007, the board of directors of the general partner of Enterprise Products Partners L.P. (“Enterprise Products Partners”) increased Enterprise Products Partners’ quarterly cash distribution to $0.475 per common unit, a 6.7 percent increase over the $0.445 per common unit distribution for the first quarter of last year. This will result in a 20 percent annual increase in the cash distributions that Enterprise GP Holdings will receive from its ownership of the general partner and 13.5 million common units of Enterprise Products Partners. Based on this distribution declaration, Enterprise GP Holdings expects to receive quarterly cash distributions from Enterprise Products Partners of approximately $36.9 million, or $147.6 million on an annualized basis.

As a result of the cash distribution increase by Enterprise Products Partners, Enterprise GP Holdings increased its own quarterly cash distribution per unit with respect to the first quarter of 2007 by 24 percent to $0.365 per unit from $0.295 per unit for the first quarter of last year. Enterprise GP Holdings’ distributable cash flow was $33.4 million, which will provide 1.03 times coverage of the cash distribution to be paid on May 11, 2007. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP measure, which is net cash flow provided by operating activities.

“The continued success of Enterprise Products Partners to grow and increase the cash paid to its partners has enabled us to increase our cash distribution rate to partners every quarter since our IPO in August 2005, or seven consecutive quarters,” said Michael A. Creel, President and Chief Executive Officer of Enterprise GP Holdings. “We are pleased with the success Enterprise Products Partners has had with its organic growth projects and look forward to more of these projects being completed this year.”

At March 31, 2007, Enterprise GP Holdings’ parent-only debt balance was $154 million.

Basis of Presentation of Financial Information – Consolidated and Parent-Only

Enterprise GP Holdings has no separate operating activities apart from those conducted by the operating partnership of Enterprise Products Partners. Enterprise GP Holdings’ principal sources of cash flow are its investments in limited and general partner ownership interests of Enterprise Products Partners. Enterprise GP Holdings’ primary cash requirements are for general and administrative costs, debt service requirements and distributions to its partners.

In order for our unitholders and others to more fully understand Enterprise GP Holdings’ financial condition and results of operations on a standalone basis, this press release includes financial information of Enterprise GP Holdings as the parent company apart from that of our consolidated partnership.

The parent-only statements of operations include earnings from Enterprise GP Holdings’ equity-method investments in Enterprise Products Partners and Enterprise Products GP as a component of operating income. These investments are the primary source of earnings for Enterprise GP Holdings on a standalone basis. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), such equity earnings are eliminated in the consolidation of Enterprise Products Partners’ and Enterprise Products GP’s financial statements with those of Enterprise GP Holdings.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measure of distributable cash flow. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, net cash flow provided by operating activities or any other GAAP measure of liquidity or financial performance.

Distributable cash flow - We define distributable cash flow as cash distributions expected to be received from Enterprise Products Partners in connection with the parent company’s investments in limited partner and general partner interests of Enterprise Products Partners minus (i) parent-only expenditures for general and administrative costs and debt service and (ii) general and administrative costs of the general partner of Enterprise Products Partners. Distributable cash flow is a significant liquidity metric used by senior management to compare net cash flow generated by the parent company’s equity investments to the cash distributions the parent company is expected to pay its unitholders. Using this metric, senior management can quickly compute the coverage ratio of estimated cash flow to planned cash distributions.

Distributable cash flow is an important non-GAAP financial measure for the parent company’s limited partners since it indicates to investors whether or not the parent company’s investments are generating cash flow at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as distributable cash flow are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which, in turn, is based on the amount of cash distributions a partnership pays to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Company Information and Forward-Looking Statements

Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of more than $3 billion. It owns the general partner of Enterprise Products Partners (NYSE: EPD), a leading North American midstream energy company. The general partner manages the business affairs of Enterprise Products Partners, which provides a wide range of services to producers and consumers of natural gas, natural gas liquids, and crude oil. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com. EPCO, Inc. (“EPCO”) is the ultimate parent company of Enterprise GP Holdings.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings or Enterprise Products Partners for future operations, are intended to identify forward-looking statements. Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise Products Partners’, and in turn, Enterprise GP Holdings’ results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the Enterprise Products Partners’ debt level on its future financial and operating flexibility;
•	a reduction in demand for Enterprise Products Partners’ products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by Enterprise Products Partners’ facilities;
•	the failure of Enterprise Products Partners’ credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at Enterprise Products Partners’ facilities; and
•	the failure to successfully integrate Enterprise Products Partners’ operations with companies, if any that it may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812

Rick Rainey, Media Relations (713) 381-3635

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Exhibit A

Enterprise GP Holdings L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Three Months Ended March 31, 2007 and 2006

(Dollars in thousands, except per unit amounts)

Since Enterprise GP Holdings owns the general partner of Enterprise Products Partners, the Condensed Statements of Consolidated Operations for Enterprise GP Holdings presented below include the consolidated financial results of Enterprise Products Partners and its general partner. The earnings of Enterprise Products Partners that are allocated to its limited partner interests not owned by the parent company are reflected as minority interest expense in Enterprise GP Holdings’ Condensed Statements of Consolidated Operations. Apart from this adjustment to minority interest expense and the interest expense recognized in connection with borrowings by the parent company, Enterprise GP Holdings’ Condensed Statements of Consolidated Operations does not differ materially from that of Enterprise Products Partners.

Exhibits B and C present parent company financial information of Enterprise GP Holdings.

	For the Three Months
	Ended March 31,
	2007	2006

Revenues	$ 3,322,854	$ 3,250,074
Costs and expenses:
Operating costs and expenses	3,124,479	3,046,863
General and administrative costs	17,614	14,561
Total costs and expenses	3,142,093	3,061,424
Equity in income of unconsolidated affiliates	6,179	4,029
Operating income	186,940	192,679
Other income (expense):
Interest expense	(65,914)	(60,143)
Other, net	1,950	1,983
Total other income (expense)	(63,964)	(58,160)
Income before provision for taxes, cumulative effect
of change in accounting principle and minority interest	122,976	134,519
Provision for taxes	(8,788)	(2,892)
Income before minority interest and cumulative effect of change
in accounting principle	114,188	131,627
Minority interest	(88,066)	(109,368)
Income before cumulative effect of change in accounting principle	26,122	22,259
Cumulative effect of change in accounting principle	--	96
Net income	$ 26,122	$ 22,355

Allocation of net income to:
Limited partners	$ 26,119	$ 22,353
General partner	$ 3	$ 2

Earnings per unit, basic and fully diluted:
Net income per unit	$ 0.29	$ 0.25
Average LP units outstanding (000s)	88,884	88,884

Exhibit B

Enterprise GP Holdings L.P. – Parent Company

Statements of Operations – UNAUDITED

(Dollars in thousands)

Currently, the parent company has no separate operating activities apart from those of Enterprise Products Partners. Additionally, the operating activities of the parent company are primarily derived from cash distributions it receives from its limited partner and general partner ownership interests in Enterprise Products Partners. The primary cash requirements of the parent company, in addition to normal general and administrative costs and debt service, are for distributions to its partners. In order to more fully understand the financial condition of the parent company, we are providing selected parent company financial data on Exhibits B and C.

	For the Three Months
	Ended March 31,
	2007	2006
Equity in income of unconsolidated affiliates	$ 29,557	$ 25,108
General and administrative costs	899	718
Operating income	28,658	24,390
Interest expense, net	(2,536)	(2,053)
Income before cumulative effect of change in accounting principle	26,122	22,337
Cumulative effect of change in accounting principle	--	18
Net income	$ 26,122	$ 22,355

Other financial data:
Investment in limited and general partnership interests
in Enterprise Products Partners at end of period	$ 836,878	$ 840,070
Debt principal outstanding at end of period	$ 154,000	$ 144,000
Distributable cash flow (Exhibit C)	$ 33,376	$ 27,821

Exhibit C

Enterprise GP Holdings L.P. – Parent Company

Distributable Cash Flow – UNAUDITED

(Dollars in thousands, except per unit amounts)

The following table presents the calculation of distributable cash flow by the parent company with respect to the periods indicated. For example, the $33.4 million of distributable cash flow for the three months ended March 31, 2007 pertains to the cash distribution we will make on May 11, 2007. References to “EPGP” mean Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.

	For the Three Months
	Ended March 31,
	2007	2006
Distributable cash flow by Enterprise GP Holdings:
Cash distributions from Enterprise Products Partners
associated with:
General partner interest:
Standard distribution rights	$ 4,197	$ 3,712
Incentive distribution rights	26,310	20,997
Limited partner interest	6,391	5,987
Total cash distribution expected from Enterprise Products Partners	36,898	30,696
Deduct parent company and EPGP expenses:
General and administrative costs of the parent company	(899)	(718)
General and administrative costs of EPGP	(87)	(104)
Interest expense of the parent company, net	(2,536)	(2,053)
Total distributable cash flow	$ 33,376	$ 27,821

Cash distributions of Enterprise GP Holdings
with respect to period indicated:
Distribution per unit	$ 0.365	$ 0.295

Distributions to public unitholders	$ 4,300	$ 3,522
Distributions to EPCO and affiliates	28,142	22,699
Distributions to general partner of Enterprise GP Holdings	3	2
Total cash distributions	$ 32,445	$ 26,223

Exhibit D

Enterprise GP Holdings L.P. – Parent Company

Non-GAAP Reconciliations – UNAUDITED

(Dollars in thousands)

The following table presents the reconciliation of our non-GAAP distributable cash flow to GAAP net cash flow provided by operating activities for the periods indicated.

	For the Three Months
	Ended March 31,
	2007	2006
Reconciliation of Non-GAAP “Distributable cash flow” to GAAP “Net income” and GAAP “Net cash flow provided by operating activities” per parent company financial statements
Net income (Exhibit B)	$ 26,122	$ 22,355
Adjustments to derive distributable cash flow
(add or subtract as indicated by sign of number):
Equity in income of unconsolidated affiliates	(29,557)	(25,108)
Distribution expected from Enterprise Products Partners	36,898	30,696
General and administrative costs of EPGP	(87)	(104)
Cumulative effect of change in accounting principle	--	(18)
Distributable cash flow (Exhibit C)	33,376	27,821
Adjustments to distributable cash flow to derive
Net cash flow provided by operating activities (add or subtract as indicated by sign of number):
Distribution from Enterprise Products Partners
with respect to period indicated	(36,898)	(30,696)
Distribution received from Enterprise Products Partners
during period indicated	33,658	28,482
Net effect of changes in operating accounts	1,783	579
General and administrative costs of EPGP	87	104
Adjustment for non-cash equity-based compensation	6	--
Non-cash amortization	85	85
Net cash flow provided by operating activities	$ 32,097	$ 26,375